FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FIRST QUARTER 2010 RESULTS AND DECLARES DIVIDEND OF $0.07 PER SHARE

WEST SPRINGFIELD, MA—April 16, 2010—United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $1.8 million, or $0.11 per diluted share, for the first quarter of 2010 compared to net income of $2.1 million, or $0.14 per diluted share, for the corresponding period in 2009. Excluding acquisition related costs totaling $979,000 ($808,000 net of tax benefit) net income would have been $2.6 million, or $0.16 per diluted share, for the first quarter of 2010.

The improved quarterly operating results (excluding acquisition related expenses) were primarily due to growth in net interest income, driven by net interest margin expansion and an increase in average interest earning assets, as well as an increase in fee income.  These items were partially offset by a higher provision for loan losses, a $145,000 non-cash, non-deductible charge for other-than-temporary-impairment of an investment security and an increase in non-interest expense.  The improvement in earnings per share (excluding acquisition related costs) was influenced by growth in earnings (excluding acquisition related costs) and the positive impact of stock repurchases. The Company also announced a quarterly cash dividend of $0.07 per share, payable on May 27, 2010 to shareholders of record as of May 6, 2010.

Total assets declined $28.4 million, or 1.8%, to $1.513 billion at March 31, 2010, from $1.541 billion at December 31, 2009 mainly due to decreases of $21.2 million, or 1.9%, in total loans and $9.9 million, or 3.2%, in investment securities.  Total deposits increased $26.3 million, or 2.5%, to $1.065 billion at March 31, 2010 from $1.039 billion at December 31, 2009 primarily reflecting growth of $36.9 million, or 6.6%, in core account balances, partially offset by a decrease of $10.7 million, or 2.2%, in certificates of deposit.  Total borrowings declined $53.3 million, or 20.4%, as a result of paydowns of FHLB advances using cash flows from the loan and investment portfolios and increased deposit levels.  At March 31, 2010, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank and access to funding through the repurchase agreement and brokered deposit markets.  The Company’s balance sheet is also supported by a strong capital position, with a tangible equity-to-tangible assets ratio of 14.39% at March 31, 2010.

“We are extremely pleased to report that the integration of United Bank and Commonwealth National Bank was completed in the first quarter with the successful conversion of all systems.  Beginning in March, we were able to devote our resources to fully deploying our brand of banking in the Worcester area,” commented Richard B. Collins, President and Chief Executive Officer.  “Our improved quarterly operating results reflect a positive contribution from our Worcester franchise as well as our success in attracting and retaining loan and core deposit relationships, effectively managing credit and interest rate risks and maintaining a healthy balance sheet, significant liquidity and a substantial capital base.”

Financial Highlights:

•
Total investment securities decreased $9.9 million, or 3.2%, to $296.5 million at March 31, 2010 from $306.5 million at December 31, 2009 reflecting prepayments and normal amortization of the existing mortgage-backed securities portfolio. At March 31, 2010, approximately 91% of the investment portfolio consisted of mortgage-backed and debt securities issued by government-sponsored enterprises.

•
Total loans decreased $21.2 million, or 1.9%, to $1.101 billion at March 31, 2010 from $1.122 billion at December 31, 2009 reflecting the sale of $9.7 million in lower coupon, fixed rate residential mortgages.  The residential real estate and commercial portfolios were also affected by slower origination volume, loan prepayments and normal amortization.

•
Non-performing assets totaled $18.4 million, or 1.22% of total assets, at March 31, 2010 compared to $17.9 million, or 1.16% of total assets, at December 31, 2009.  The increase of $576,000 in non-performing assets was primarily attributable to an increase of $431,000 in OREO balances.    The Company’s total non-performing assets include a $3.5 million commercial real estate loan which was restructured during the first quarter of 2010, is classified as a troubled debt restructure and has been placed on non-accrual status.  Although this loan will be returned to accruing status after the borrower is current on the new payments for a period of six months, it will continue to be included in non-performing assets.  Management expects that several impaired loans with active workout plans will be substantially paid down or paid in full by the end of the second quarter of 2010.

•
At March 31, 2010, the allowance for loan losses to total loans was 0.87% and the allowance for loan losses to total non-performing loans was 58.38%.  In accordance with generally accepted accounting principles, the Company recorded the loans acquired from Commonwealth National Bank at fair value and recognized the credit mark on loans purchased from other financial institutions as a component of fair value.  At March 31, 2010, the remaining balance of the loan fair value adjustments was $6.4 million, or 2.4% of the total $262.9 million in outstanding purchased loans. Excluding the $240.5 million outstanding balance of loans acquired from Commonwealth National Bank and $22.4 million outstanding balance of loans purchased from other financial institutions, the ratio of the allowance for loan losses to total loans would have been 1.15%.  Excluding the $2.7 million outstanding balance of non-performing loans acquired from Commonwealth National Bank, the ratio of the allowance for loan losses to non-performing loans would have been 69.76%.  For the quarter ended March 31, 2010, net charge-offs totaled $304,000 or 0.11% of average loans outstanding.

•
Total deposits increased $26.3 million, or 2.5%, to $1.065 billion at March 31, 2010 compared to $1.039 billion at December 31, 2009 reflecting growth of $36.9 million, or 6.6%, in core account balances, partially offset by a decrease of $10.7 million, or 2.2%, in certificates of deposit.  The strong growth in core account balances was driven by the success of sales and marketing initiatives in our new Worcester markets, competitive products and pricing, excellent customer service and targeted promotional activities.  Core deposit balances were $597.6 million, or 56.1% of total deposits at March 31, 2010 compared to $560.7 million, or 54.0% at December 31, 2009.

•
Total stockholders’ equity declined $1.0 million, or 0.5%, to $224.2 million at March 31, 2010 from $225.2 million at December 31, 2009 due to 163,386 shares repurchased totaling $2.1 million and cash dividends totaling $1.1 million, partially offset by net income of $1.8 million.

•
Net interest income increased $3.3 million, or 32.9%, to $13.5 million for the first quarter of 2010 from $10.2 million for the same period in 2009 as a result of net interest margin expansion and an increase in average interest earning assets.  Net interest margin increased 37 basis points to 3.76% for the three months ended March 31, 2010, from 3.39% for the same period in 2009 due to amortization of certain acquisition accounting adjustments totaling $732,000 and improved spreads.  These items were partially offset by an increased cost to fund share repurchases, growth in excess cash balances held in low yielding Federal Reserve Bank and Federal Home Loan Bank accounts and an increase in non-performing loans. Total average earning assets increased $236.2 million, or 19.7%, to $1.434 billion for the first quarter of 2010 due in large part to the acquisition of Commonwealth National Bank in the fourth quarter of 2009 and to a lesser extent loan origination activity.  These items were partially offset by 2009 loan and investment security sales as well as prepayments and normal amortization of the existing loan and mortgage-backed securities portfolio.

•	The provision for loan losses rose by $193,000, or 35.7%, to $733,000 for the three months ended March 31, 2010 driven by an increase in specific reserves for impaired commercial real estate loans.

•
Non-interest income increased by $186,000, or 10%, to $2.0 million for the three months ended March 31, 2010, mainly attributable to growth in deposit service charges of $264,000 or 23.8%, partially offset by the other than temporary impairment charge of an investment security of $145,000 and a decrease in gains on sales of loans of $37,000 or 29.6%.  Fee income on depositors’ accounts increased as a result of growth in accounts and transactions.

•
Non-interest expense grew $3.9 million, or 47.4%, to $12.0 million for the first quarter of 2010 from $8.2 million in the same period last year.  Excluding acquisition related costs totaling $979,000, total non-interest expense would have been $11.0 million, $2.9 million or 35.4% higher than the same period last year.  Salaries and benefits increased $1.4 million, or 30.3%, mainly due to costs incurred to operate our new Worcester franchise and, to a lesser extent, staffing costs related to our Chicopee branch opened in the second quarter of 2009 and annual wage increases.  Occupancy costs grew $262,000, or 39.4%, principally attributable to expenses incurred to operate our new Worcester facilities, and to a lesser extent, the new Chicopee branch.  Marketing expenses increased $218,000, or 63.7%, in connection with advertising and promotional expenses for our Worcester franchise.  Data processing costs increased $223,000, or 26.4%, reflecting expenses for our new Worcester accounts and a larger loan and deposit account base in our Springfield market.  Other expenses increased $574,000, or 65.5%, largely related to additional costs for the Worcester operations.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 full service branch offices and two express drive-up branches located throughout Hampden and Hampshire Counties in Western Massachusetts and six full service branch offices located in Worcester County.   Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed in this press release may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except par value amounts)

	March 31,	December 31,	March 31,
Assets	2010	2009	2009
	(unaudited)	(audited)	(unaudited)

Cash and cash equivalents	$21,667	$21,877	$11,864
Short-term investments	1,100	1,096	1,079
Investment securities	296,541	306,478	308,924
Loans held for sale	-	-	2,710

Loans:
Residential mortgages	328,140	343,300	346,590
Commercial mortgages	413,118	409,680	256,248
Construction loans	49,082	48,808	27,905
Commercial loans	151,270	159,437	82,674
Home equity loans	136,652	137,371	119,024
Consumer loans	22,825	23,645	26,238
Total loans	1,101,087	1,122,241	858,679

Net deferred loan costs and fees	2,353	2,355	2,232
Allowance for loan losses	(9,610)	(9,180)	(8,728)
Loans, net	1,093,830	1,115,416	852,183

Federal Home Loan Bank of Boston stock, at cost	15,365	15,365	12,223
Other real estate owned	1,976	1,545	739
Deferred tax asset, net	12,650	11,295	6,632
Premises and equipment, net	15,808	15,935	12,012
Bank-owned life insurance	28,793	28,476	27,468
Goodwill	7,717	7,844	-
Other assets	17,217	15,713	7,360

Total assets	$1,512,664	$1,541,040	$1,243,194

Liabilities and Stockholders' Equity

Deposits:
Demand	$161,107	$154,374	$112,441
NOW	39,338	42,262	33,990
Savings	165,946	174,270	114,341
Money market	231,222	189,763	173,717
Certificates of deposit	467,579	478,258	360,832
Total deposits	1,065,192	1,038,927	795,321

Short-term borrowings	33,995	75,488	46,464
Long-term debt	168,203	179,988	170,847
Subordinated debentures	5,380	5,357	-
Escrow funds held for borrowers	2,143	1,977	2,152
Capitalized lease obligations	5,109	5,141	3,109
Accrued expenses and other liabilities	8,429	8,916	7,788
Total liabilities	1,288,451	1,315,794	1,025,681

Stockholders' Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares;
none issued	-	-	-
Common stock, par value $0.01 per share; authorized 100,000,000 shares;
shares issued: 18,706,933 at March 31, 2010 and at December 31, 2009
and 17,763,747 at March 31, 2009	187	187	178
Additional paid-in capital	178,403	178,666	165,046
Retained earnings	78,117	77,456	76,920
Unearned compensation	(11,268)	(11,441)	(11,958)
Accumulated other comprehensive income, net of taxes	4,977	5,358	4,448
Treasury stock, at cost (1,962,971 shares at March 31, 2010, 1,868,335 shares
at December 31, 2009 and 1,262,377 shares at March 31, 2009)	(26,203)	(24,980)	(17,121)
Total stockholders' equity	224,213	225,246	217,513

Total liabilities and stockholders' equity	$1,512,664	$1,541,040	$1,243,194

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
	(unaudited)
Interest and dividend income:
Loans	$15,457	$12,051
Investments	3,292	3,871
Other interest-earning assets	8	8
Total interest and dividend income	18,757	15,930

Interest expense:
Deposits	3,375	3,825
Borrowings	1,886	1,950
Total interest expense	5,261	5,775

Net interest income before provision for loan losses	13,496	10,155

Provision for loan losses	733	540

Net interest income after provision for loan losses	12,763	9,615

Non-interest income:
Net gain on sales of loans	88	125
Impairment charges on securities	(145)	-
Fee income on depositors’ accounts	1,371	1,107
Wealth management income	138	132
Income from bank-owned life insurance	346	314
Other income	239	173
Total non-interest income	2,037	1,851

Non-interest expense:
Salaries and benefits	6,078	4,664
Occupancy expenses	927	665
Marketing expenses	560	342
Data processing expenses	1,067	844
Professional fees	541	423
Acquisition related expenses	979	-
FDIC insurance assessments	415	340
Other expenses	1,451	877
Total non-interest expense	12,018	8,155

Income before income taxes	2,782	3,311

Income tax expense	1,031	1,188

Net income	$1,751	$2,123

Earnings per share:
Basic	$0.11	$0.14
Diluted	$0.11	$0.14

Weighted average shares outstanding (1):
Basic	15,619	15,709
Diluted	15,663	15,722

(1) Prior period basic and diluted share data were revised as required by the Earnings Per Share Topic of FASB ASC and in accordance with the provisions of "Determining Whether Instruments Issued in Share-Based Payment Transactions are Participating Securities"
which require that share-based compensation awards that qualify as participating securities (entitled to receive non-forfeitable dividends) be included in basic earnings per share using the two-class method. This revision had no impact on earnings per share as previously reported.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Mar. 31		Dec. 31		Sep. 30		Jun. 30		Mar. 31
	2010		2009		2009		2009		2009

Operating Results:
Net interest income	$13,496		$11,328		$9,974		$9,543		$10,155
Loan loss provision	733		983		800		675		540
Non-interest income	2,037		2,245		1,985		2,595		1,851
Non-interest expense	12,018	(1)	10,580	(1)	8,093	(1)	10,030	(1)	8,155
Net income	1,751		1,222		1,901		560		2,123

Performance Ratios (annualized):
Return on average assets	0.46%	(2)	0.36%	(2)	0.61%	(2)	0.18%	(2)	0.68%
Return on average equity	3.12%	(2)	2.23%	(2)	3.55%	(2)	1.03%	(2)	3.85%
Net interest margin	3.76%		3.53%		3.38%		3.27%		3.39%
Non-interest income to average total assets	0.53%		0.67%		0.64%		0.85%		0.59%
Non-interest expense to average total assets	3.14%	(3)	3.14%	(3)	2.60%	(3)	3.27%	(3)	2.61%
Efficiency ratio (4)	77.09%	(3)	77.95%	(3)	67.67%	(3)	87.68%	(3)	68.64%

Per Share Data:
Diluted earnings per share	$0.11		$0.08		$0.13		$0.04		$0.14
Tangible book value per share	$12.93	(5)	$12.93	(5)	$13.39		$13.15		$13.18
Market price at period end	$13.98		$13.11		$11.58		$13.82		$13.09

Risk Profile
Tangible equity as a percentage of tangible assets	14.39%	(5)	14.18%	(5)	17.35%		17.25%		17.50%
Net charge-offs to average loans outstanding (annualized)	0.11%		0.54%		0.12%		0.20%		0.03%
Non-performing assets as a percent of total assets	1.22%		1.16%		0.92%		0.48%		0.41%
Non-performing loans as a percent of total loans, gross	1.49%		1.45%		1.23%		0.62%		0.50%
Allowance for loan losses as a percent of total loans, gross	0.87%	(6)	0.82%	(6)	1.07%		1.03%		1.02%
Allowance for loan losses as a percent of non-performing loans	58.38%	(7)	56.36%	(7)	86.73%		167.99%		201.43%

Average Balances
Loans	$1,112,329		$960,921		$878,683		$860,882		$869,580
Securities	302,916		289,393		279,442		283,005		313,799
Total interest-earning assets	1,434,256		1,282,187		1,181,647		1,168,308		1,198,040
Total assets	1,529,209		1,349,727		1,243,906		1,226,210		1,251,225
Deposits	1,038,374		917,022		828,153		803,425		785,313
FHLBB advances	202,644		160,455		155,946		164,955		204,501
Stockholders' Equity	224,786		219,650		214,300		216,501		220,683

Average Yields/Rates (annualized)
Loans	5.56%		5.51%		5.48%		5.45%		5.54%
Securities	4.35%		4.65%		4.70%		4.79%		4.93%
Total interest-earning assets	5.23%		5.18%		5.19%		5.18%		5.32%

Savings accounts	0.93%		0.96%		1.08%		1.14%		1.09%
Money market/NOW accounts	0.81%		0.87%		1.04%		1.21%		1.31%
Certificates of deposit	2.12%		2.56%		2.79%		2.96%		3.13%
FHLBB advances	3.06%		4.07%		4.22%		4.13%		3.40%
Total interest-bearing liabilities	1.85%		2.14%		2.37%		2.51%		2.54%

(1) Includes acquisition related expenses totaling $979,000, $1.4 million, $270,000 and $1.2 million for the quarters ended March 2010 and December,
September and June 2009, respectively, and a $538,000 special FDIC insurance assessment for the quarter ended June 2009.
(2) Excluding acquisition related expenses totaling $808,000 (after tax), $1.1 million (after tax), $270,000 and $1.2 million for the quarters ended March 2010 and December, September and June 2009, respectively, and a $312,000 (after tax) special FDIC insurance assessment for the quarter ended June 2009, the return on average assets would have been 0.67%, 0.69%, 0.70% and 0.66% and average equity would have been 4.55%, 4.22%, 4.05% and 3.76%, respectively. The total acquisition related expenses for the quarters ended September and June 2009 were non-deductible.
(3) Excluding acquisition related expenses totaling $979,000, $1.4 million, $270,000 and $1.2 million for the quarters ended March 2010 and December,
September and June 2009, respectively, and a $538,000 special FDIC insurance assessment for the quarter ended June 2009, non-interest expense to average total assets would have been 2.89%, 2.71%, 2.52% and 2.72% and the efficiency ratio would have been 70.81%, 67.40%, 65.42% and 72.83%, respectively.
(4) Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5) Excludes the impact of goodwill of $7.7 million and $7.8 million at March 2010 and December 2009, respectively.
(6) Excluding the $240.5 million and $242.9 million in acquired loans and $22.4 million and $22.7 million in loans purchased from other financial institutions at March 2010 and December 2009, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.15% and 1.07%, respectively.
(7) Excluding the $2.7 million and $3.3 million in nonperforming acquired loans at March 2010 and December 2009, respectively, allowance for loan losses as a percent of non-performing loans would have been 69.76% and 70.44%, respectively.